UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2013 Named Executive Officer Stock Option Grants

On April 11, 2013, the Compensation Committee of our Board of Directors approved the grant of additional stock options for our executive officers. The total number of stock options granted to each individual was determined in part based on the Compensation Committee’s evaluation of the company’s performance against 2012 corporate goals, as well as each executive officer’s individual performance, competencies and impact to the organization during the prior year. The following table sets forth the number of shares underlying the stock option grants for our named executive officers:

Name	Title	Stock Options
Kent Snyder	Chief Executive Officer and Chairman of the Board	335,000
John Poyhonen	President and Chief Operating Officer	205,000
David B. Berger	Senior Vice President, General Counsel and Corporate Secretary	105,000
Donald S. Karanewsky, Ph.D.	Senior Vice President and Chief Scientific Officer	105,000
Antony E. Rogers	Senior Vice President and Chief Financial Officer	105,000

The stock options described above (i) were granted effective as of April 15, 2013 pursuant to our 2004 Equity Incentive Plan, (ii) terminate ten years after April 15, 2013 or earlier in the event the option holder’s service to us is terminated and (iii) have an exercise price per share of $2.11, equal to the closing price of our common stock as reported on the Nasdaq Stock Market on April 12, 2013. Subject to the option holder’s continued service to us, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the date of grant, and the remaining shares vest monthly over the following three years; subject to suspension of vesting during periods of certain extended leaves.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID B. BERGER
David B. Berger
Senior Vice President, General Counsel and Corporate Secretary

Date: April 17, 2013